Exhibit 3.75

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CAMINUS CORPORATION

(Pursuant to Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware)

Caminus Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby states that the original date of incorporation was September 30, 1999 and does hereby further certify as follows that:

FIRST: The name of the corporation is: CAMINUS CORPORATION.

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) shares of common stock, with a par value of One Dollar ($1.00) per share, amounting in the aggregate to One Thousand ($1,000.00).

FIFTH: The Corporation is to have perpetual existence.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation and to authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statue, ad all rights conferred upon stockholders herein are granted subject to this reservation.

EIGHTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (v) for any transaction from which the director derived any improper personal benefit.

IN WITNESS WHEREOF, Caminus Corporation has caused this Certificate to be signed by its Chief Operating Officer and Executive Vice President this 9th day of April, 2003.

/S/ John A. Andrus
Name:	John A. Andrus
Title:	Chief Operating Officer and Executive Vice President

CERTIFICATE OF MERGER

OF

SUNGARD ENERGY SYSTEMS INC.

INTO

CAMINUS CORPORATION

In compliance with the requirements of Section 251 of the General Corporation Law of Delaware, the undersigned corporation hereby certifies that:

FIRST: The name and state of incorporation of each of the constituent corporations are: SUNGARD ENERGY SYSTEMS INC., a Delaware corporation, and CAMINUS CORPORATION, a Delaware corporation.

SECOND: An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of section 251 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation of the merger is CAMINUS CORPORATION, a Delaware corporation, which by virtue of the merger shall change its name to SUNGARD ENERGY SYSTEMS INC.

FOURTH: The Certificate of Incorporation of the surviving corporation, CAMINUS CORPORATION, a Delaware corporation, shall survive the merger and shall be the same as immediately prior to the Merger with the exception of the change of name as herein recited.

FIFTH: The executed Agreement and Plan of Merger is on file at 680 East Swedesford Road, Wayne, PA 19087.

SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any of the constituent corporations.

SEVENTH: The effective date of the merger shall be at 11:59 PM EST on the 31st day of December, 2003 EST.

IN WITNESS WHEREOF, CAMINUS CORPORATION has caused this Certificate of Merger to be signed by one of its authorized officers, and such officer acknowledges, under penalty of perjury, that this instrument is the act and deed of such corporation and that the facts stated herein are true.

CAMINUS CORPORATION

By:	/S/ John A. Andrus
John A. Andrus, President